VAN KAMPEN HIGH INCOME CORPORATE BOND FUND


A Joint Special Meeting of the Shareholders of the Fund was held on December 15, 1999 where shareholders voted on the election of Trustees and the ratification of PricewaterhouseCoopers LLP, as the independent public accountants. With regard to the election of J. Miles Branagan, as elected trustee by the shareholders of the Fund, 89,267,195 shares were voted in the affirmative and 864,269 shares were withheld. With regard to the election of Jerry D. Choate, as elected trustee by the shareholders of the Fund, 89,254,486 voted in the affirmative and 876,978 shares were withheld. With regard to the election of Linda Hutton Heagy, as elected trustee by the shareholders of the Fund, 89,267,439 shares were voted in the affirmative and 864,025 shares were withheld. With regard to the election of R. Craig Kennedy, as elected trustee by the shareholders of the Fund, 89,295,788 shares were voted in the affirmative and 835,676 shares were withheld. With regard to the election of Mitchell M. Merin, as elected trustee by the shareholders of the Fund, 89,287,049 shares were voted in the affirmative and 844,414 shares were withheld. With regard to the election of Jack E. Nelson, as elected trustee by the shareholders of the Fund, 89,233,587 shares were voted in the affirmative and 897,876 shares were withheld. With regard to the election of Richard F. Powers, III, as elected trustee by the shareholders of the Fund, 89,287,426 shares were voted in the affirmative and 844,037 shares were withheld. With regard to the election of Phillip B. Rooney, as elected trustee by the shareholders of the Fund, 89,274,413 shares were voted in the affirmative and 857,051 shares were withheld. With regard to the election of Fernando Sisto, as elected trustee by the shareholders of the Fund, 89,202,180 shares were voted in the affirmative and 929,283 shares were withheld. With regard to the election of Wayne W. Whalen, as elected trustee by the shareholders of the Fund, 89,296,675 shares were voted in the affirmative and 834,789 shares were withheld. With regard to the election of Suzanne H. Woolsey, as elected trustee by the shareholders of the Fund, 89,238,587 shares were voted in the affirmative and 892,877 shares were withheld. With regard to the election of Paul G. Yovovich, as elected trustee by the shareholders of the Fund, 89,286,612 shares were voted in the affirmative and 844,851 shares were withheld. With regard to the ratification of PricewaterhouseCoopers LLP to act as independent public accountants for the Fund, 88,700,793 shares were voted in the affirmative and 200,435 shares were voted against the proposal and 1,230,235 shares abstained from voting.